Exhibit 10.6

AMENDMENT TO THE

AMENDED AND RESTATED

WELLS TIMBER REAL ESTATE INVESTMENT TRUST, INC.

2005 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Amended and Restated Wells Timber Real Estate Investment Trust, Inc. 2005 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Wells Timberland REIT, Inc. (the “Company”) as of December 30, 2008.

1. Section 2.1(f) of the Plan is hereby amended by deleting the following sentence: “Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.”

2. Section 2.1(j) of the Plan is hereby amended by deleting the following sentence: “Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Continuous Status as a Participant shall mean the absence of any “separation from service” or similar concept as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.”

3. Section 2.1(l) of the Plan is hereby amended by deleting the following sentence: “Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Disability shall have the same meaning as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.”

4. Section 8.1(a)(2) of the Plan is hereby amended by deleting the following parenthetical “(unless the SAR is granted in tandem with an Option after the Grant Date of the Option, in which case, the base of the SAR may equal the exercise price of the related Option even if less than the Fair Market Value of one Share on the Grant Date of the SAR).”

5. Section 14.3 of the Plan is hereby amended by substituting the words “or in installments” for the words “in installments, or on a deferred basis.”

6. Section 14.7 of the Plan is hereby amended by adding the parenthetical “(unless a later date is required by Section 17.16 hereof)” after the words “within thirty (30) days following the date of termination.”

7. Section 14.8(a) of the Plan is hereby amended by adding the parenthetical “(unless a later date is required by Section 17.16 hereof)” after the words “within thirty (30) days following the Change in Control.”

8. Section 14.8(b) of the Plan is hereby amended by adding the parenthetical “(unless a later date is required by Section 17.16 hereof)” after the words “within thirty (30) days following the date of termination of employment.”

9. Article 15 of the Plan is hereby amended by deleting such article in its entirety and replacing it with the following:

“ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2. DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3. GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.”

10. The Plan is hereby amended by adding the following new Section 17.16 to the Plan:

“17.16. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a) General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b) Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Certificate that is permissible under Section 409A of the Code. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee) shall determine which Awards or portions thereof will be subject to such exemptions.

(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”), and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e) Grants to Employees of Affiliates. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.

(f) Fair Market Value of Unlisted Stock. If the Stock is not listed on a securities exchange, the Fair Market Value of the Stock as of any given date shall, for purposes of the Plan and any Award, be determined by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

(g) Design Limits on Options and SARs. Notwithstanding anything in this Plan or any Award Certificate, no Option or SAR granted under this Plan shall (i) provide for Dividend Equivalents or (ii) have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option or SAR.

(h) Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable Award Certificate, and Dividend Equivalents granted with respect to an Award hereunder will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

11. Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

WELLS TIMBERLAND REIT, INC.

By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

AMENDMENT TO THE

AMENDED AND RESTATED

WELLS TIMBER REAL ESTATE INVESTMENT TRUST, INC.

2005 INDEPENDENT DIRECTORS COMPENSATION PLAN

THIS AMENDMENT (this “Amendment”) to the Amended and Restated Wells Timber Real Estate Investment Trust, Inc. 2005 Independent Directors Compensation Plan (the “Plan”) was adopted by the Board of Directors of Wells Timberland REIT, Inc. (the “Company”) as of December 30, 2008.

1. Article 2 of the Plan is hereby amended by deleting from the definition of “Director Disability” the following sentence: “Notwithstanding the foregoing, Disability shall have the same meaning as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to Section 409A(d) of the Code.”

2. Section 5.2 of the Plan is hereby amended by adding the following sentence to the end of such section: “Meeting fees shall be payable within thirty (30) days following the date of the applicable meeting to which they relate.”

3. Section 5.3 of the Plan is hereby amended by adding the following to the end of such section: “The Company’s reimbursement obligations pursuant to this Section 5.3 shall be limited to expenses incurred while such Independent Director is providing services as a director. Such payments will be made within thirty (30) days after delivery of an Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than December 31 of the year following the year in which the expense was incurred. Reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year and an Independent Director’s rights pursuant to this Section 5.3 shall not be subject to liquidation or exchange for another benefit.”

4. Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

WELLS TIMBERLAND REIT, INC.

By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President